SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 22, 2005

Hungarian Telephone and Cable Corp.
(Exact name of Registrant as specified in its charter)

Delaware 1-11484 13-3652685
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2005, the Registrant entered into an employment agreement with Tamas Vagany, the Registrant's Chief Commercial Officer ("Domestic") and a member of the management Executive Committee. Mr. Vagany's employment agreement provides for an indefinite term with a current monthly base salary of HUF 1,750,000 (approximately $8,300). Mr. Vagany is eligible to receive an annual performance cash bonus based upon pre-determined objectives with a target bonus set at 50% of Mr. Vagany's annual base salary with a maximum bonus payout equal to 100% of his annual base salary. The Registrant may terminate the employment agreement upon 12 months notice and Mr. Vagany may terminate the employment agreement upon 6 months notice. If the employment agreement is terminated without the Registrant's consent, Mr. Vagany can be restricted, at the Registrant's discretion, from competing with the Registrant for up to 2 years. If the Registrant restricted Mr. Vagany from competing for 1 year, it shall pay Mr. Vagany a one-time lump sum payment equal to 6 months salary. If the Registrant restricted Mr. Vagany from competing for 2 years, it shall pay Mr. Vagany a one-time lump sum payment equal to 12 months salary. Mr. Vagany is also entitled to the use of a company automobile.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

By: /s/ Peter T. Noone

Name: Peter T. Noone

Title: General Counsel

Date: December 22, 2005